EXHIBIT 99.2

CONSENT TO BE NAMED AS DIRECTOR IN PROXY STATEMENT/PROSPECTUS

October 19, 2023

American Acquisition Opportunity Inc.

12115 Visionary Way; Suite 174

Fischers, Indiana 46038

American Acquisition Opportunity Inc. (the “Company”) has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence immediately after the effective time of the merger described in the proxy statement/prospectus.

Sincerely,

/s/ Julie K. Griffith

Julie K. Griffith